SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 10, 2005

VITASTI, INC.
(Exact name of registrant as specified in its charter)

(former name or former address, if changed since last report)

Delaware	000-26673	98-0207081
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
100-1001 Churchill Crescent North Vancouver, B.C., Canada V7P 1T2
Canada
(Address of principal executive offices)
604-980-6693
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Vitasti, Inc.
From 8-K
Current Report

Item 8.01 Other Events

On or about November 23, 2004, the Registrant closed on a transaction (the “Transaction”) with the Low Carb Centre, Low Carb Bakery and McNabb & Associates (collectively “LCC”). As part of the Transaction, a reverse stock split was contemplated and effectuated on December 9, 2004, the date that the Registrant began trading under its present symbol, VITS.

In connection with the Transaction, Business Consulting Group Unlimited, Inc. (“BCGU”) was to receive the equivalent of $40,000 in post-Transaction common stock pursuant to a previously executed agreement. Due to an error in conversion only recently discovered on August 10, 2005, BCGU, including related persons and/or entities, received 4,000,000 shares of common stock, or approximately 34 times the amount of stock to which BCGU was contractually entitled. On August 10, 2005, the Company notified its transfer agent of the conversion error and executed the necessary documentation for the Company’s transfer agent to cancel 3,000,000 of the shares issued to BCGU, including related persons and/or entities. Due to extenuating circumstances, the Company will not dispute any portion of the remaining 1,000,000 shares at this time.

Also in connection with the Transaction, the Company’s former CEO, Ford Sinclair (“Sinclair”), was to execute a consulting agreement under which Sinclair was to be receive the equivalent of $20,000 in post-Transaction common stock. Due to an error in conversion only recently discovered on August 10, 2005, Sinclair, received 2,000,000 shares of common stock, or approximately 34 times the amount of stock that Sinclair should have received. On August 10, 2005, the Company notified its transfer agent of the conversion error and executed the necessary documentation for the Company’s transfer agent to cancel the 2,000,000 shares issued to Sinclair. Upon receipt of the Certificates representing Sinclair’s 2,000,000 shares, the Company’s transfer agent has received further instructions to issue a Certificate in the name of Sinclair representing the proper amount of shares, 58,824 shares, based on the post-Transaction price of the Company’s common stock on December 9, 2004.

Item 9.01.  Financial Statements and Exhibits.

(c) 99.1 Press Release dated August 11, 2005 announcing the cancellation of 5,000,000 shares

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Vitasti, Inc.

By:	/s/ Tammy-Lynn McNabb
Name: Tammy Lynn McNabb
Title: CEO and President

Dated: August 11, 2005